SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2011

Citizens South Banking Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23971	54-2069979
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

519 South New Hope Road, Gastonia, North Carolina	28054-4040
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   704-868-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements and information relating to Citizens South Banking Corporation (the “Company”) that are based on the beliefs of management as well as assumptions made by and information currently available to management.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “strategy,” “plan,” or future conditional verbs such as “will,” “should,” “could,” or “may” and similar expressions or the negative thereof.  Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and reception of required regulatory approvals.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.  We caution readers not to place undue reliance on forward-looking statements.  The Company disclaims any obligation to revise or update any forward-looking statements contained in this Form 8-K to reflect future events or developments.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 6, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation to its Certificate of Incorporation establishing the terms of its Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) that is expected to be issued to the United States Department of the Treasury (“Treasury”).  The Series C Preferred Stock is expected to be issued in connection with the Company’s application to participate in the Treasury’s Small Business Lending Fund Program, as established under the Small Business Jobs Act of 2010.  The Certificate of Designation is attached as Exhibit 3 hereto and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

3	Certificate of Designation for the Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CITIZENS SOUTH BANKING CORPORATION

DATE: September 12, 2011	By:	/s/ Kim S. Price
Kim S. Price
President and Chief Executive Officer